FOR IMMEDIATE RELEASE		February 22, 2023
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334	Page 1 of 1
Website:	pinnaclewest.com

FORMER NRC CHAIRMAN KRISTINE L. SVINICKI ELECTED
TO PINNACLE WEST BOARD OF DIRECTORS

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) announced today that former Nuclear Regulatory Commission (NRC) Chairman Kristine L. Svinicki has been elected to the company’s board of directors effective immediately. She will join the board’s Audit and Nuclear & Operating committees.

Svinicki was appointed a member of the NRC by three U.S. presidents, becoming that organization's longest-serving member. She was designated chair of the NRC in January 2017 and served in that capacity until stepping down in 2021 after more than 30 years of public service.

“As an internationally recognized authority and innovator in all aspects of nuclear energy regulation, operation, technology and safety, Kristine’s expertise makes her an outstanding addition to our Board,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “We will benefit from the same high standards, excellent business practices, focus on new technologies, and sound judgment that she brought to the NRC. Her vast experience in the nuclear energy industry and in government will be of great value to our company, not only from the perspective of our nuclear operations at the Palo Verde Generating Station, but also as we take advantage of opportunities in our evolving utility business.”

Prior to her appointment to the NRC, Svinicki served as an expert and policy advisor for more than a decade to members of the U.S. Senate on topics ranging from energy to national security. She also previously managed nuclear research and development programs at the U.S. Department of Energy and worked as an energy engineer for the State of Wisconsin.

Born and raised in Michigan, Svinicki holds a Bachelor of Science in Nuclear Engineering from the University of Michigan, where she currently serves as Adjunct Professor of Nuclear Engineering and Radiological Sciences in the College of Engineering. She also sits on the boards of TerraPower and Southern Company.

She is a longstanding member of the American Nuclear Society, and the Society has twice honored her with its Presidential Citation in recognition of her contributions to U.S. nuclear energy policies.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $23 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.